EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Altiris Stockholders Approve Symantec Acquisition of Altiris
SALT LAKE CITY – April 4, 2007 – Altiris, Inc. (Nasdaq: ATRS), a pioneer of service-oriented management solutions, today announced that Altiris stockholders, voting at a special meeting today at Altiris headquarters in Lindon, Utah, approved the previously announced Symantec acquisition of Altiris.
The companies anticipate the acquisition will close on Friday, April 6, 2007, after the close of business, subject to the fulfillment of the remaining conditions to closing. Upon completion of the acquisition, Altiris shares will cease trading on Nasdaq.
Under the terms of the agreement, Altiris stockholders will receive $33 per share of Altiris common stock in cash, without interest, resulting in a transaction value of approximately $830 million net-of-cash-acquired.
About Altiris
Altiris, Inc. is a leading provider of service-oriented management software that enables IT organizations to easily manage, secure and service heterogeneous IT assets. Flexible solutions from Altiris help IT align services to drive business objectives, deliver audit-ready security, automate tasks, and reduce the cost and complexity of management. For more information, visit www.altiris.com.
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Altiris is a registered trademark of Altiris, Inc. in the U.S. and in other countries.

Investor contact:	Media contact:
Bradley Gittings	Rhett Glauser
Altiris, Inc.	Altiris, Inc.
(801) 734-5403	(801) 805-1131
bradley.gittings@altiris.com	rglauser@altiris.com